Exhibit 10.2
Execution Copy
PURCHASE AGREEMENT
dated as of August 17, 2010
by and among
WESTWOOD ONE, INC.
and
GORES RADIO HOLDINGS, LLC

PURCHASE AGREEMENT
This Purchase Agreement is entered into and dated as of August 17, 2010 (this “Agreement”), among Westwood One, Inc., a Delaware corporation (the “Company”), and Gores Radio Holdings, LLC (the “Purchaser”).
WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, certain securities of the Company pursuant to the terms set forth herein.
NOW, THEREFORE, the Company and the Purchaser hereby agree as follows:
ARTICLE I.
DEFINITIONS
1.1 Definitions. The following terms shall have the meanings set forth in this Section 1.1:
“$” means U.S. Dollars.
“Affiliate” of a Person means any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the first Person. Without limiting the foregoing with respect to the Purchaser, any investment fund, managed account or investment Person that is managed by the same investment manager (or an Affiliate of such investment manager) as the Purchaser will be deemed to be an Affiliate of the Purchaser.
“Aggregate Purchase Price Consideration” means the sum of (a) the Aggregate Tranche 1 Purchase Price plus (b) the Aggregate Tranche 2 Purchase Price.
“Aggregate Tranche 1 Purchase Price” has the meaning set forth in Section 2.1(a).
“Aggregate Tranche 2 Purchase Price” means (a) $10,000,000 less (b) the aggregate Net Cash Proceeds received by the Company and its Subsidiaries in connection with the sale of Qualified Equity Interests of the Company, after the date hereof and on or prior to the Second Closing Date.
“assets” or “property” means all assets and property of any nature whatsoever, real, personal, mixed, tangible, intangible or otherwise.
“Board” means the Board of Directors of the Company.
“Business Day” means any day except Saturday, Sunday and any day on which banking institutions in New York City are authorized or required by Law or the action of any Governmental Authority to close.
“Closing” means the First Closing or the Second Closing, as the context so requires.
“Closing Date” means the First Closing Date or the Second Closing Date as applicable.
“Commission” means the U.S. Securities and Exchange Commission.
“Common Shares” means the shares of Common Stock purchased by the Purchaser hereunder.

“Common Shares Aggregate Purchase Price” has the meaning set forth in Section 2.1(a).
“Common Stock” means the common stock of the Company, par value $0.01 per share, and any securities into which such stock may hereafter be reclassified.
“Company” has the meaning set forth in the recitals hereto.
“Consent” means any approval, consent, ratification, license, permission, registration, Permit, waiver or other authorization.
“contract” or “agreement” means any agreement, contract, lease, mortgage, power of attorney, evidence of indebtedness, letter of credit, undertaking, covenant not to compete, license, instrument, obligation, commitment, understanding, policy, purchase or sales order, quotation or other commitment, whether oral or written, express or implied.
“control” including the terms “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.
“Debt Restructuring Agreements” means the Financing Documents and the New Loan Agreement Documents as such terms are defined in the Securities Purchase Agreement.
“Encumbrance” means any charge, claim, community property interest, condition, easement, covenant, warrant, demand, encumbrance, equitable interest, lien, mortgage, option, purchase right, pledge, security interest, right of first refusal or other right of third parties or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Fair Market Value” means the “Fair Market Value” per share of the Common Stock of the Company on a given date determined as follows: (x) if the Common Stock of the Company is publicly traded in the over-the-counter market, then the average of the per share volume-weighted average price for the Company’s Primary Exchange as displayed under the heading “VWAP” on the Bloomberg Financial Markets Information Service (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Company) page “WWON<Equity> VWAP” (or the equivalent successor if such page is not available), in respect of the period from the open of trading on the relevant trading day until the close of trading on such trading day for the 30 consecutive Trading Days ended on the Trading Day immediately preceding such date, or (y) if no such quotations are available, the fair value of such shares as of such date as determined by mutual agreement of the Board and the Purchaser, or, if they shall fail to agree within 10 Business Days (or a further period on written agreement of all such parties), by an independent internationally-recognized investment banking firm selected by the Board with the consent of the Purchaser (the fees and expenses of which shall be paid by the Company). Notwithstanding the foregoing, if the Fair Market Value of the shares of Common Stock determined in accordance with clause (x) or (y) of the preceding sentence, as applicable, is less than $4.00 per share, the Fair Market Value of each share of Common Stock shall be deemed to be $4.00 per share, and if the Fair Market Value of the shares of Common Stock determined in accordance with clause (x) or (y) of the preceding sentence, as applicable, is greater than $9.00 per share, the Fair Market Value of each share of Common Stock shall be deemed to be $9.00 per share.

“First Closing” means the closing of the purchase and sale of the Tranche 1 Common Shares pursuant to Section 2.1(a).
“First Closing Date” means the date on which the First Closing occurs.
“GAAP” means United States generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants or the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Company and its Subsidiaries throughout the period indicated.
“Governmental Authority” means any United States federal, state, provincial, supranational, county or local or any foreign government, governmental, regulatory or administrative authority, agency, self-regulatory body, instrumentality or commission, and any court, tribunal, or judicial or arbitral body (including private bodies) and any political or other subdivision, department or branch of any of the foregoing.
“Gores” means The Gores Group, LLC and any successor or assignee thereof.
“Gores Matters” has the meaning set forth in Section 6.16.
“Gores Subordination Agreement” has the meaning ascribed to it in the Securities Purchase Agreement.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and regulations and rules issued pursuant to that act.
“Indemnified Party” has the meaning set forth in Section 4.5(a).
“Investor Rights Agreement” means the Investor Rights Agreement, dated as of April 23, 2009, among the Company, Gores Radio Holdings, LLC and the other investors party thereto.
“Laws” means any foreign, federal, state or local statute, law (including common law), rule, ordinance, code or regulation, any Order, and any regulation, rule, interpretation, guidance, directive, policy statement or opinion of any Governmental Authority.
“liability” means any liability or obligation of any kind whatsoever (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether or not reflected or required by GAAP to be reflected on a balance sheet of the Company).
“Losses” means any and all damages, fines, penalties, deficiencies, liabilities, claims, losses (including diminution in or loss of value), judgments, awards, settlements, Taxes, actions, obligations and costs and expenses in connection therewith (including interest, court costs and reasonable fees and expenses of attorneys, accountants and other experts, and any other expenses of litigation or other Proceedings (including costs of investigation, preparation and travel) or of any default or assessment).
“Material Adverse Effect” means any material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, liabilities or business of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company or any Subsidiary to perform its obligations under this Agreement or any of the other Transaction Documents without substantial delay, or (c) the legality, validity or enforceability of any Transaction Document.

“Material Provisions” has the meaning set forth ins Section 6.6.
“Net Cash Proceeds” has the meaning ascribed to it in the Securities Purchase Agreement.
“Noteholders” has the meaning ascribed to it in the Securities Purchase Agreement.
“Order” means any award, writ, stipulation, determination, decision, injunction, judgment, order, decree, ruling, subpoena or verdict entered, issued, made or rendered by, or any contract with, any Governmental Authority.
“ordinary course of business” means the ordinary course of business of the Company and the Subsidiaries consistent with past practice.
“Permits” means all Orders, Consents, franchises, grants, easements, variances, exceptions and certificates of any Governmental Authority.
“Person” means an individual or corporation, partnership, limited partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.
“PR” has the meaning set forth in Section 6.16.
“Primary Exchange” means the “Primary Exchange” identified on page 2 on the Bloomberg Financial Markets Information Service (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Company) page “WWON<Equity> DES” (or the equivalent successor if such page is not available).
“Proceeding” means an action, charge, claim, demand, suit, arbitration, inquiry, notice of violation, investigation, litigation, audit or other proceeding (including a partial proceeding, such as a deposition), whether civil, criminal, administrative, investigative or informal.
“Purchaser” has the meaning set forth in the recitals hereto.
“Qualified Equity Interests” has the meaning ascribed to it in the Securities Purchase Agreement.
“Registration Rights Agreement” means the Registration Rights Agreement, dated as of March 3, 2008, between the Company and Gores Radio Holdings, LLC, as the same may be amended, modified or supplemented from time to time.
“Related Person” means (x) any Affiliate of the Purchaser and any officer, director, partner or member of the Purchaser or any of its Affiliates and (y) any investment fund, investment partnership, investment account or other investment Person whose investment manager, investment advisor, managing member or general partner, is (i) the Purchaser or an Affiliate of the Purchaser or (ii) any officer, director, partner or member of the Purchaser or any of its Affiliates.

“Required Holders” has the meaning ascribed to it in the Securities Purchase Agreement.
“Second Closing” means the closing of the purchase and sale of the Tranche 2 Common Shares pursuant to Section 2.1(b).
“Second Closing Date” means the date on which the Second Closing occurs.
“Second Amendment” means an amendment to the Registration Rights Agreement in the form attached hereto as Exhibit A.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of April 23, 2009, between the Company and parties set forth on Schedule A thereto, as may be amended, restated or otherwise modified through the date hereof.
“Subsidiary” means (a) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by the Company, or by one or more Subsidiaries, or by the Company and one or more Subsidiaries, (b) a partnership of which the Company, or one or more other Subsidiaries, or the Company and one or more Subsidiaries, directly or indirectly, is the general partner and has the power to direct the policies management and affairs or (c) any other Person (other than a corporation) in which the Company, or one or more Subsidiaries, or the Company and one or more Subsidiaries, directly or indirectly, has at least a majority ownership interest and power to direct the policies, management and affairs thereof.
“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or other taxing authority, including: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.
“Trading Day” means (a) any day on which the Common Stock is listed and is permitted to be traded on the Trading Market, or (b) if the Common Stock is not then listed on a Trading Market, then any Business Day.
“Trading Market” means the NASDAQ stock market or, at any time the Common Stock is not listed for trading on the NASDAQ stock market, any other national exchange, if the Common Stock is then listed on such exchange.
“Tranche 1 Common Shares” has the meaning set forth in Section 2.1(a).
“Tranche 2 Common Shares” has the meaning set forth in Section 2.1(b).
“Tranche 2 Notice” means a written notice delivered by the Company to the Purchaser following the good faith determination by a majority of the independent directors of the Board that the Company needs the proceeds from the sale of the Tranche 2 Common Shares for liquidity purposes.

“Tranche 2 Per Share Purchase Price” has the meaning set forth in Section 2.1(b).
“Transaction Documents” means this Agreement, Debt Restructuring Agreements, the Second Amendment and any other document, instrument or agreement entered into in connection with the purchase and sale of the Common Shares hereunder.
“Transactions” means the transactions contemplated by the Transaction Documents.
“U.S.” means the United States of America.
“WON Matters” has the meaning set forth in Section 6.16.
ARTICLE II.
PURCHASE AND SALE
2.1 Closing.
(a) On the terms and subject to the conditions set forth in this Agreement applicable to the First Closing, at the First Closing, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, 769,231 Common Shares (the “Tranche 1 Common Shares”) for an aggregate purchase price of $5,000,001.50 (the “Aggregate Tranche 1 Purchase Price”).
(b) On the terms and subject to the conditions set forth in this Agreement applicable to the Second Closing, at the Second Closing, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, an additional number of Common Shares (the “Tranche 2 Common Shares”), the exact number of Common Shares to be determined by dividing the Aggregate Tranche 2 Purchase Price by the Fair Market Value (as of the date that is 10 Trading Days prior to the Second Closing Date) (the “Tranche 2 Per Share Purchase Price”), and rounding up to the nearest whole number, for an aggregate purchase price equal to the number of Tranche 2 Common Shares multiplied by the Tranche 2 Per Share Purchase Price. Neither the Company nor the Purchaser shall have any obligation to consummate the Second Closing in the event that on or prior to the Second Closing the Company and its Subsidiaries shall have received Net Cash Proceeds of at least $10,000,000 in the aggregate from the issuance and sale of Qualified Equity Interests of the Company to any Person (other than any Subsidiary), other than in connection with (i) the transaction hereunder, or (ii) any stock or option grant to an employee of the Company or any Subsidiary under a stock option plan or other similar incentive or compensation plan of the Company or its Subsidiaries or upon the exercise thereof.
(c) Each Closing shall take place at the Los Angeles offices of Proskauer Rose LLP at 10:00 A.M. local time as follows, provided, that the satisfaction or waiver of all of the conditions set forth in Article V applicable to such Closing (other than any condition that by its nature must be satisfied on the applicable Closing Date) have been satisfied or waived, as applicable, or at such other location or time as the parties may agree:
(i) with respect to the First Closing, on September 7, 2010; and
(ii) with respect to the Second Closing, on the earlier of (x) February 28, 2011 or (y) 10 Trading Days following delivery of a valid Tranche 2 Notice.

2.2 Closing Deliveries.
(a) At the First Closing, the Company shall deliver or cause to be delivered to the Purchaser the Second Amendment, duly executed by the Company.
(b) At each Closing, the Company shall deliver or cause to be delivered to the Purchaser the following:
(i) a certificate representing the number of Common Shares to be purchased by the Purchaser at such Closing, registered in the name of the Purchaser (or its nominee);
(ii) the legal opinion of the General Counsel of the Company, in the form of Exhibit B, executed by such counsel; and
(iii) a certificate dated as of the applicable Closing Date and signed by the Chief Executive Officer or Chief Financial Officer of the Company certifying as to the fulfillment of each of the conditions set forth in Section 5.1 applicable to such Closing.
(c) At each Closing, the Purchaser shall deliver or cause to be delivered to the Company the Aggregate Tranche 1 Purchase Price or the Aggregate Tranche 2 Purchase Price, as the case may be, in U.S. Dollars and in immediately available funds, by wire transfer to an account designated in writing by the Company for such purpose.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES
3.1 Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser that, as of the date hereof and, except for representations and warranties that speak as of a specific date other than the respective Closing Dates, on each Closing Date:
(a) Organization and Qualification. Each of the Company and the Subsidiaries is an entity duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
(b) Authorization; Enforcement. The Company has the requisite power and authority to enter into and to consummate the Transactions and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents by the Company and the consummation of the Transactions have been duly authorized by all necessary action on the part of the Company and no further action, approval consent, ratification, license, permission, registration, waiver or other authorization is required by the Company, the Board or the Company’s stockholders. Each Transaction Document has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms. Each of the Board and a duly authorized committee of the Board (by the affirmative votes of a majority of the disinterested directors of such committee) by resolutions duly adopted, and not subsequently rescinded or modified in any way, has, in good faith, duly authorized this Agreement and the Transactions, and has determined that this Agreement and the Transactions are fair as to the Company as of the time of such authorization.

(c) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation of the Transactions do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, by-laws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any contract to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in a violation of any Law, except, in the cases of clauses (ii) and (iii), for any such conflict, default, right, violation or other occurrence which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(d) Filings, Consents and Approvals. Neither the Company nor any Subsidiary is required to obtain any Consent of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person in connection with the execution and delivery of the Transaction Documents or the consummation of the Transactions, other than (i) those that the Company or any of its Subsidiaries has obtained, given or made as of the date hereof, or (ii) those required to be obtained, given or made after the date hereof, which shall be obtained, given or made when so required.
(e) Issuance of the Common Shares. The Common Shares are duly authorized, and when issued and paid for in accordance with the Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Encumbrances and shall not be subject to preemptive rights or similar rights, other than those that have (i) been waived, or (ii) not been exercised and the period for exercise has expired.
3.2 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company as follows:
(a) Organization; Authority. The Purchaser is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization with the requisite corporate, limited liability company or partnership power and authority to enter into and to consummate the Transactions and otherwise to carry out its obligations hereunder and thereunder. The execution, delivery and performance by the Purchaser of the Transaction Documents to which it is a party have been duly authorized by all necessary limited liability company action on the part of the Purchaser. Each of the Transaction Documents to which the Purchaser is a party has been duly executed by the Purchaser and, when delivered by the Purchaser in accordance with terms hereof, will constitute the valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.
(b) Investment Intent. The Purchaser is acquiring the Common Shares for investment purposes and not with a view to distributing or reselling such Common Shares or any part thereof in violation of applicable securities Laws, without prejudice, however, to the Purchaser’s right at all times to sell or otherwise dispose of all or any part of such Common Shares in compliance with applicable federal or state securities laws. Nothing contained herein shall be deemed a representation or warranty by the Purchaser to hold the Common Shares for any period of time. The Purchaser understands that the Common Shares have not been registered under the Securities Act, and therefore the Common Shares may not be sold, assigned or transferred in the U.S. other than pursuant to (i) a registration statement under the Securities Act and applicable state securities laws, or (ii) an exemption from such registration requirements.

(c) Purchaser Status. The Purchaser is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act.
(d) General Solicitation. The Purchaser is not purchasing the Common Shares as a result of any advertisement, article, notice or other communication regarding the Common Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.
(e) Reliance on Exemptions. The Purchaser understands that the Common Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of U.S. federal and state securities Laws and that the Company is relying in part upon the truth and accuracy of, and the Purchaser’s representations and warranties set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Common Shares.
(f) Ability to Protect Its Own Investment and Bear Economic Risks. By reason of the business and financial experience of the Purchaser, the Purchaser has the capacity to protect its own interests in connection with the Transactions and is able to bear the economic risk of an investment in the Common Shares.
(g) Ability to Consummate Transactions. The Purchaser has available to it sufficient funds to pay the Aggregate Purchase Price Consideration and to make other necessary payments by the Purchaser in connection with the Transactions and will have available to it on each Closing Date sufficient funds to pay such amounts.
ARTICLE IV.
OTHER AGREEMENTS OF THE PARTIES
4.1 Transfer Restrictions.
(a) Common Shares may only be disposed of pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with any applicable state securities Laws.
(b) The Purchaser agrees to the imprinting on any certificate evidencing the Common Shares in substantially the form set forth in the Investor Rights Agreement.
4.2 Integration. The Company shall not, and shall use its reasonable best efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Common Shares in a manner that would require the registration under the Securities Act of the sale of the Common Shares to the Purchaser, or that would be integrated with the offer or sale of the Common Shares for purposes of the rules and regulations of the Trading Market.
4.3 Reservation of Common Shares.
The Company shall maintain a reserve from its duly authorized Common Stock for issuance pursuant to the Transaction Documents in such amount as may be required to fulfill its obligations in full under the Transaction Documents.
4.4 Investigation. No investigation made by Gores and its employees, advisors and other representatives shall affect the representations, warranties and agreements made by the Company pursuant to this Agreement, and each such representation, warranty and agreement shall survive any such investigation in accordance with the terms of this Agreement.

4.5 Indemnification.
(a) The Company shall indemnify, to the fullest extent lawful, and hold harmless the Purchaser and Related Person, and their respective directors, officers, employees, agents and representatives (collectively, “Indemnified Parties”) from and against any and all Losses, as incurred, directly or indirectly arising out of, based upon or relating to (a) any breach by the Company of any of its representations, warranties or covenants in this Agreement or any other Transaction Document or (b) any Proceeding by or against any Person, directly or indirectly, in connection with or as a result of any of any of the Transactions except to the extent any such Proceeding arose out of, is based upon or relates to any act or failure to act by the Purchaser that is in breach in any material respect of this Agreement or in violation of any Law. The payment obligations of the Company to the Indemnified Parties under this Section 4.5(a) shall be subordinated and junior in right of payment to all payment obligations of the Company to the Noteholders under the Debt Restructuring Agreements to the same extent as the “Subordinated Debt” (as defined in the Gores Subordination Agreement) is subordinated to the “Senior Debt” (as defined in the Gores Subordination Agreement) under the Gores Subordination Agreement.
(b) If any Proceeding shall be brought or asserted against any Indemnified Party, such Indemnified Party shall promptly notify the Company in writing, and the Company shall assume the defense thereof, including the engagement of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Company of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have materially adversely prejudiced the Company.
An Indemnified Party shall have the right to engage separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (i) the Company has agreed in writing to pay such fees and expenses; (ii) the Company shall have failed promptly to assume the defense of such Proceeding; (iii) the Company shall have failed promptly to engage counsel reasonably satisfactory to such Indemnified Party in any such Proceeding (in each case, only with respect to such Indemnified Party); or (iv) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Company or any of its Affiliates, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Company or such Affiliates (in which case, under any of clauses (i) through (iv), such counsel shall be at the expense of the Company). The Company shall not be liable for any settlement of any Proceeding effected without its written consent, which consent shall not be unreasonably withheld. The Company shall not, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding.
(c) The indemnification and expense reimbursement obligations of the Company under this Section 4.5 shall be in addition to any liability that the Company may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnified Parties. If the Company breaches its obligations under any Transaction Document, then, in addition to any other liabilities the Company may have under any Transaction Document or applicable Law, the Company shall pay or reimburse the Indemnified Parties on demand for all costs of collection and enforcement (including reasonable attorneys’ fees and expenses), provided that the Indemnified Parties prevail in such matters. Without limiting the generality of the foregoing, the Company specifically agrees to reimburse the Indemnified Parties on demand for all costs of enforcing the indemnification obligations in this paragraph, subject to the Indemnified Parties entering into an undertaking to reimburse all such amounts, in the event the Indemnified Parties do not prevail on such matters and subject to the last sentence of Section 4.5(a) above. For purposes of clarity, the provisions contained in this Section 4.5 shall not constitute the exclusive remedies of any Indemnified Party hereunder.

4.6 Approvals; Taking of Actions. Subject to the terms and conditions of this Agreement, the Company shall use its commercially reasonable best efforts to (i) take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable to consummate the Transactions as promptly as practicable, and (ii) obtain in a timely manner all necessary Consents and effect all necessary registrations and filings. The Company shall be responsible for all filing fees required to be paid in connection any filings or approvals required under the HSR Act. The Purchaser and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors before filing. The Purchaser and the Company shall use their respective commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the Transactions. The Company shall give any notices to third parties, and use their commercially reasonable efforts to obtain any third party Consents related to or required in connection with or to consummate the Transactions. Notwithstanding the foregoing or any other covenant contained herein, in connection with the receipt of any necessary Consents, including under the HSR Act or under any applicable foreign anti-trust laws, nothing shall require the Company to (i) divest or hold separate any material part of its businesses or operations or (ii) agree not to compete in any geographic area or line of business or agree to take, or not to take, any other action or comply with any other term or condition, in such a manner as would reasonably be expected to result in a Material Adverse Effect.
ARTICLE V.
CONDITIONS
5.1 Conditions Precedent to the Obligations of the Purchaser. The obligation of the Purchaser to acquire the Common Shares is subject to the satisfaction or, to the extent permitted by Law, waiver by the Purchaser, at or before the First Closing or the Second Closing, as applicable, of each of the following conditions (which, unless expressly stated otherwise, apply to both Closings):
(a) Representations and Warranties. All representations and warranties of the Company contained in this Agreement shall have been true and correct as of the date hereof and, except for representations and warranties that speak as of a specific date other than the respective Closing Dates, which need only be true and correct as of such specific date, shall have been true and correct in all material respects as of each Closing Date.
(b) Performance. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or before the applicable Closing, including delivering or causing the delivery of those items required to be delivered pursuant to Section 2.2 as applicable to each Closing.

(c) Required Approvals. The Company shall have obtained in a timely fashion any and all Consents, Permits and waivers necessary or appropriate for consummation of the purchase and sale of the Common Shares, and all of which shall be and remain so long as necessary in full force and effect.
(d) Amendment. The Registration Rights Agreement shall have been amended by the Second Amendment.
(e) Debt Restructuring. The transactions contemplated by the Debt Restructuring Agreements, shall have been consummated.
5.2 Conditions Precedent to the Obligations of the Company. The obligation of the Company to sell the Common Shares is subject to the satisfaction or, to the extent permitted by law, waiver by the Company, at or before the First Closing or the Second Closing, as applicable, of each of the following conditions (which, unless expressly stated otherwise, apply to both Closings):
(a) Representations and Warranties. The representations and warranties of the Purchaser contained herein shall be true and correct in all material respects as of the date when made and as of each Closing Date as though made on and as of such date.
(b) Performance. The Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Purchaser at or before the applicable Closing, including delivering or causing the delivery of those items required to be delivered pursuant to Section 2.2 as applicable to each Closing.
(c) No Injunction. No Law or Order shall have been enacted, entered, promulgated or endorsed by any Governmental Authority of competent jurisdiction that prohibits the consummation of any of the Transactions.
ARTICLE VI.
MISCELLANEOUS
6.1 Survival. Except for the representations and warranties set forth in (a) Sections 3.1(a), 3.1(b) and 3.1(e) each of which shall survive indefinitely, the representations and warranties of a party contained in this Agreement (and the portion of any certificate certifying such representations and warranties) shall survive the closing of the transactions contemplated in this Agreement until the 24-month anniversary of the Second Closing Date (or if there is no Second Closing, the First Closing Date), unless a bona fide notice of a claim shall have been made in writing before such date, in which case the representation and warranty to which such notice applies shall survive in respect of that claim until the final determination or settlement of the claim, and, notwithstanding such closing nor any investigation made by or on behalf of the party entitled to rely on such representation and warranty, shall continue in full force and effect for the benefit of such party during such period.
6.2 Fees and Expenses.
(a) The Company shall pay the actual and reasonable legal, accounting, consulting, travel and all other out-of-pocket expenses incurred by or on behalf of the Purchaser in connection with due diligence and the preparation and negotiation of the Transaction Documents and otherwise in connection with the Transactions, in each case, promptly following Gores’ request.

(b) Except as expressly set forth in this Section 6.2 or the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all transfer agent fees, stamp Taxes and other Taxes and duties levied in connection with the issuance of the Common Shares.
6.3 Entire Agreement. The Transaction Documents, together with the Exhibits and Schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral or written.
6.4 Further Assurances. At or after the Closing, and without further consideration, each of the parties will execute and deliver to the other parties such further documents and take such further action as may be reasonably requested in order to give practical effect to the intention of the parties under the Transaction Documents.
6.5 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or by other means of electronic communication at the facsimile number or e-mail address specified in this Section 6.5 before 5:30 p.m. (New York City time) on a Trading Day, (ii) the Trading Day after the date of transmission, if such notice or communication is delivered via facsimile or by other means of electronic communication at the facsimile number or e-mail address specified in this Section 6.5 specified in this Agreement later than 5:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) the Trading Day following the date of sending, if sent by nationally recognized overnight courier service, specifying next business day delivery or (iv) upon actual receipt by the party to whom such notice is required to be given if mailed by registered or certified mail, return receipt requested, postage prepaid or otherwise delivered by hand. The address for such notices and communications shall be as follows:

If to the Company:	Westwood One, Inc.
1166 Avenue of the Americas
10th Floor
New York, New York 10036
Attn: General Counsel
Phone: (212) 641-2000
Fax: (212) 641-2198
Email: dhillman@westwoodone.com

With a copy to (which shall not constitute notice):	With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Suite 3400
Los Angeles, California 90071
Attn: Brian J. McCarthy
Phone: (213) 687-5000
Fax: (213) 687-5600
Email: brian.mccarthy@skadden.com

If to the Purchaser:	To the addresses set forth under the Purchaser’s name on the signature page attached hereto.

or such other address as may be designated in writing hereafter, in the same manner, by such Person by two Trading Days prior notice to the other party in accordance with this Section 6.5.
6.6 Amendments; Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by (a) the Company, (b) the Purchaser, and (c) to the extent affecting Section 2.1 hereof (or any of the defined terms as used therein), or otherwise materially adversely affecting the Noteholders, as such, the Required Holders. The provisions referred to in the preceding clause (c) are referred to as the “Material Provisions.” No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.
6.7 Construction. The headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. Any contract, statute or rule defined or referred to herein means such contract, statute or rule as from time to time amended, modified or supplemented, including (in the case of contracts) by waiver or consent and (in the case of statutes or rules) by succession of comparable successor statutes or rules and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.
6.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser. The Purchaser may assign its rights under this Agreement after the Closing to any Person to whom the Purchaser assigns or transfers any Common Shares, provided (a) such transferee agrees in writing to be bound, with respect to the transferred Common Shares, by the provisions hereof and of the Transaction Documents that apply to the “Purchaser” and (b) the Purchaser shall not be relieved of its obligations hereunder in connection with any such assignment. Notwithstanding anything to the contrary herein, Common Shares may be pledged to a bank or financial lending institution in connection with a bona fide loan or financing arrangement, provided, that prior to any foreclosure thereunder such pledgee shall enter into an agreement, in form and substance reasonably satisfactory to the Company, making the restrictions set forth in the Transaction Documents applicable to such pledgee.
6.9 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except that (a) the Noteholders, as such, are intended third party beneficiaries of the Material Provisions of this Agreement, and (b) each Indemnified Party is an intended third party beneficiary of Section 4.5 and (in each case) may enforce the provisions of Section 4.5 directly against the parties with obligations thereunder.

6.10 Governing Law; Venue; Waiver of Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of New York. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the Transactions (whether brought against a party hereto or its respective Affiliates, directors, officers, stockholders, employees or agents) shall be commenced exclusively in the state and U.S. federal courts sitting in the City of New York, Borough of Manhattan. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and U.S. federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any Transaction or discussed herein (including with respect to the enforcement of any of this Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by Law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or any of the Transaction Documents or the Transactions. If either party shall commence a proceeding to enforce any provisions of this Agreement or any Transaction Document, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys fees and other reasonable costs and expenses incurred with the investigation, preparation and prosecution of such proceeding.
6.11 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. If any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.
6.12 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision that is a reasonable substitute therefor and effects the original intent of the parties as closely as possible, and upon so agreeing, shall incorporate such substitute provision in this Agreement.
6.13 Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever the Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then the Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.
6.14 Replacement of Common Shares. If any certificate or instrument evidencing any Common Shares is mutilated, lost, stolen or destroyed, upon receipt of evidence to the Company’s reasonable satisfaction of such mutilation, loss, theft or destruction, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument. Applicants for such substitute certificates shall also comply with such other reasonable regulations and pay such other reasonable charges incidental thereto as the Company may reasonably prescribe.

6.15 Remedies. In addition to being entitled to exercise all rights provided herein or granted by Law, including recovery of damages, the Purchaser and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any Proceeding for specific performance of any such obligation the defense that a remedy at Law would be adequate.
6.16 Conflict of Interest. Each party hereto hereby acknowledges and agrees that (a) the Purchaser and certain of its Related Persons are clients of Proskauer Rose LLP (“PR”) on matters related to the Purchaser’s investment in the Company (including with respect to the Transactions) and other unrelated matters (the “Gores Matters”), (b) the Company is a client of PR on certain unrelated matters (the “WON Matters”), (c) PR’s concurrent representation of the Company on the WON Matters and the Purchaser and certain of its Related Persons on the Gores Matters presents a potential conflict of interest for PR, and (d) such party (i) understands the possible adverse effects of PR’s simultaneous representation of WON on the WON Matters and the Purchaser and certain of its Related Persons on the Gores Matters, and (ii) has consented to PR’s representation of WON on the WON Matters and the Purchaser and certain of its Related Persons on the Gores Matters, as described above.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

WESTWOOD ONE, INC.
By:	/s/ Roderick M. Sherwood, III
	Name:	Roderick M. Sherwood, III
	Title:	President and CFO
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGES OF PURCHASER(S) FOLLOW.]

GORES RADIO HOLDINGS, LLC

	By:	The Gores Group, LLC, its Managing Member

	By:	/s/ Steven G. Eisner Name: Steven G. Eisner
Title: Vice President

Address for Notice:

GORES RADIO HOLDINGS, LLC
10877 Wilshire Boulevard
18th Floor
Los Angeles, California 90024
Attn: General Counsel
Phone: (310) 209-3010
Fax: (310) 209 3310

With a copy to (which shall not constitute notice):		With a copy to (which shall not constitute notice):

GORES RADIO HOLDINGS, LLC		PROSKAUER ROSE LLP
10877 Wilshire Boulevard		2049 Century Park East
18th Floor		32nd Floor
Los Angeles, California 90024		Los Angeles, California 90067
Attn: Ian Weingarten		Attn: Michael A. Woronoff, Esq.
Phone: (310) 209-3010		Phone: (310) 557-2900
Fax: (310) 209 3310		Fax: (310) 557-2193